Exhibit 12.1

700 12th Street, NW Washington, DC 20005

June 12, 2026

Green Coffee Company Holdings, LLC

1301 West 22nd Street, Suite 310

Oak Brook, Illinois 60523

Ladies and Gentlemen:

We are acting as counsel to Green Coffee Company Holdings, LLC, a Delaware limited liability company (the “Company”) with respect to the preparation and filing of an offering statement on Form 1-A. The offering statement covers the contemplated sale of up to 66,249,538 of the Company's limited liability company interests, including up to 11,041,589 limited liability interests to be issued as “bonus interests,” which are designated as “Class B Common Interests” of the Company (the “Class B Common Interests”).

In connection with the opinion contained herein, we have examined the offering statement, the certificate of formation of the Company, the Company’s Second Amended and Restated Limited Liability Company Agreement, as well as all other documents necessary to render an opinion. In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such copies.

The opinion set forth below is limited to the Delaware Limited Liability Company Act, which includes reported judicial decisions interpreting the Delaware Limited Liability Company Act.

Based upon the foregoing, we are of the opinion that the Class B Common Interests being sold pursuant to the offering statement have been duly authorized and will be, when issued in the manner described in the offering statement, legally and validly issued, fully paid and holders of the Class B Common Interests will have no obligation to make payments or contributions to the Company or its creditors solely by reason of their ownership of the Class B Common Interests.

No opinion is being rendered hereby with respect to the truth and accuracy, or completeness of the offering statement or any portion thereof.

We further consent to the use of this opinion as an exhibit to the offering statement.

Yours truly,

/s/ CrowdCheck Law LLP

CrowdCheck Law LLP